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                                                                    Exhibit 99.1

For Further Information:
Peggy Smith                           Bryant Riley
Celeritek                             Celeritek Shareholder Protective Committee
(408) 986-5060                        B. Riley & Co.
                                      (310) 966-1444

Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

                   CELERITEK REACHES SETTLEMENT AGREEMENT WITH
                        SHAREHOLDER PROTECTIVE COMMITTEE

SANTA CLARA, Calif., May 19, 2003 - Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, and the Celeritek Shareholder Protective Committee (CSPC) announced today that they have agreed to settle their pending proxy contest.

Under the terms of the settlement, Celeritek will expand its board from six directors to seven. The new board will be composed of:

      - Three of Celeritek's current directors: Tamer Husseini, Charles Waite and Robert Gallagher;

      - Three directors nominated by the CSPC: Bryant Riley, Lloyd I. Miller and Michael Targoff; and

      - J. Michael Gullard, who is not affiliated with either the company or the CSPC. Mr. Gullard is general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies primarily in the software and data communications industries. He is also chairman of the board of both Merant plc (Nasdaq: MRNT) and Netsolve, Inc. (Nasdaq: NTSL), and a director of JDA Software Group, Inc. (Nasdaq: JDAS). Mr. Gullard's 27 years in the technology industry include a number of executive and management posts at Telecommunications Technology Inc. and the Intel Corporation. He holds a master of business administration and a bachelor of arts degree from Stanford University.

The terms of the settlement also contemplate that at least one of the directors nominated by the CSPC will be appointed to each committee of the company's board, and that Mr. Riley will serve on the audit committee.

The Celeritek board also has agreed to create a strategy committee to explore strategic alternatives available to the company, including repurchasing company shares through an open market repurchase program, a self tender or otherwise, and to make recommendations to the board regarding the company's strategic alternatives. The strategy committee will be comprised of the company's non-management directors.

Celeritek also will terminate the company's shareholder rights plan and, subject to certain exceptions, the company will not implement a new rights plan at any time prior to its 2004 annual meeting of shareholders.

Tamer Husseini, Celeritek's chairman and chief executive officer, said, "We are pleased to be able to resolve this matter and remove the uncertainty created by the proxy contest. Our
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objective is to do what is right for our shareholders and we believe that our agreement with the CSPC does just that.

"With the advice and assistance of our new directors, we will continue to focus on delivering value to all of the company's shareholders. We will continue to take the steps that we believe are in our shareholders' best interest and look forward to reporting on our continued progress along the way," continued Mr. Husseini.

Bryant Riley, chairman and chief executive officer of B. Riley & Co. and a member of the CSPC, said, "We look forward to joining the board in its efforts to pursue all options to increase shareholder value."

Celeritek and the CSPC have agreed to postpone the special meeting until May 28, 2003 so that the parties can draft and execute a definitive agreement memorializing the terms of the settlement. Upon the execution of the definitive agreement, the special meeting will be cancelled. In addition, the CSPC and its members and related parties have agreed to various customary standstill provisions, which will be in effect until the adjournment of Celeritek's 2004 annual meeting of shareholders.

ABOUT CELERITEK

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding Celeritek's efforts to explore strategic alternatives and means by which the company can enhance shareholder value. These forward-looking statements represent Celeritek's expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Please see the company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a description of the risks facing the company's business.